HOME EQUITY ASSET TRUST 2006-4

DERIVED INFORMATION  [3/27/06]

[$1,556,000,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$1,584,800,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-4

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-127872.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.  You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Statistical Collateral Summary – Fixed Rate Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 4/01/06 cutoff date.  Approximately 2.3% of the mortgage loans do not provide for any payments of principal in the first five years following origination.  The final numbers will be found in the prospectus supplement.   Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively.  The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Total Number of Loans	2,987
Total Outstanding Loan Balance	$269,933,425*	Min	Max
Average Loan Current Balance	$90,369	$4,582	$940,834
Weighted Average Original LTV	80.5%**
Weighted Average Coupon	8.57%	5.49%	13.84%
Arm Weighted Average Coupon	0.00%
Fixed Weighted Average Coupon	8.57%
Weighted Average Margin	0.00%	0.00%	0.00%
Weighted Average FICO (Non-Zero)	633
Weighted Average Age (Months)	4
% First Liens	74.1%
% Second Liens	25.9%
% Arms	0.0%
% Fixed	100.0%
% of Loans with Mortgage Insurance	1.1%

*

Fixed rate loans will amount to approximately [$274,000,000] of the total [$1,600,000,100] in collateral.

**

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Current Rate (%)	Loans	Balance	Balance	%	%	FICO
5.49 - 5.50	4	1,645,841	0.6	5.50	67.1	689
5.51 - 6.00	41	10,968,248	4.1	5.88	66.0	695
6.01 - 6.50	83	22,855,738	8.5	6.35	67.9	674
6.51 - 7.00	198	39,061,121	14.5	6.82	71.6	645
7.01 - 7.50	175	30,402,159	11.3	7.30	75.0	639
7.51 - 8.00	186	27,582,001	10.2	7.80	73.5	623
8.01 - 8.50	192	22,924,619	8.5	8.31	78.6	618
8.51 - 9.00	186	18,422,839	6.8	8.78	80.8	616
9.01 - 9.50	126	10,029,187	3.7	9.31	82.4	602
9.51 - 10.00	368	20,332,957	7.5	9.85	92.0	637
10.01 - 10.50	292	14,995,312	5.6	10.32	93.3	628
10.51 - 11.00	301	15,142,629	5.6	10.86	94.6	620
11.01 - 11.50	210	9,728,818	3.6	11.38	94.4	599
11.51 - 12.00	341	13,765,298	5.1	11.87	96.0	597
12.01 - 13.84	284	12,076,656	4.5	12.48	98.1	630
Total:	2,987	269,933,425	100.0	8.57	80.5	633

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
FICO	Loans	Balance	Balance	%	%	FICO
Unavailable	1	24,968	0.0	11.63	52.1	NA
451 - 475	1	67,855	0.0	11.50	85.0	464
476 - 500	5	515,065	0.2	9.45	65.9	500
501 - 525	57	4,838,098	1.8	9.98	69.9	515
526 - 550	97	11,839,580	4.4	9.02	70.1	538
551 - 575	173	21,695,030	8.0	8.64	71.8	564
576 - 600	578	40,814,988	15.1	9.27	82.8	589
601 - 625	599	45,043,376	16.7	9.01	82.3	612
626 - 650	584	48,055,776	17.8	8.59	82.9	638
651 - 675	430	40,197,517	14.9	8.24	83.7	663
676 - 700	225	25,477,371	9.4	7.91	82.5	686
701 - 725	117	13,470,714	5.0	7.67	81.2	712
726 - 750	67	8,503,916	3.2	7.55	77.1	736
751 - 775	34	5,404,597	2.0	7.48	77.4	761
776 - 800	14	3,353,639	1.2	6.73	68.7	785
801 - 813	5	630,935	0.2	6.34	46.8	803
Total:	2,987	269,933,425	100.0	8.57	80.5	633

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Scheduled Balance	Loans	Balance	Balance	%	%	FICO
4,581 - 50,000	1,324	39,527,278	14.6	10.86	95.1	627
50,001 - 100,000	811	57,919,563	21.5	9.69	85.6	625
100,001 - 150,000	360	44,550,756	16.5	8.60	79.0	624
150,001 - 200,000	205	35,242,140	13.1	7.67	73.7	631
200,001 - 250,000	99	22,217,336	8.2	7.45	72.7	631
250,001 - 300,000	60	16,305,739	6.0	7.37	74.3	645
300,001 - 350,000	44	14,236,083	5.3	7.37	72.6	642
350,001 - 400,000	25	9,444,695	3.5	7.37	74.3	637
400,001 - 450,000	16	6,735,745	2.5	7.03	78.0	636
450,001 - 500,000	19	9,133,773	3.4	6.66	78.0	662
500,001 - 550,000	11	5,711,955	2.1	7.22	79.4	664
550,001 - 600,000	3	1,735,035	0.6	7.67	76.6	626
600,001 - 650,000	2	1,294,923	0.5	6.13	67.0	706
650,001 - 700,000	4	2,693,305	1.0	6.41	70.3	660
700,001 - 750,000	2	1,458,341	0.5	6.70	74.9	732
750,001 - 800,000	1	785,924	0.3	6.50	80.0	737
900,001 - 940,834	1	940,834	0.3	5.50	67.5	665
Total:	2,987	269,933,425	100.0	8.57	80.5	633

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Original LTV (%) *	Loans	Balance	Balance	%	%	FICO
6.61 - 50.00	141	16,191,286	6.0	7.55	39.0	624
50.01 - 55.00	44	6,037,503	2.2	7.00	52.4	638
55.01 - 60.00	66	11,946,663	4.4	7.14	58.4	638
60.01 - 65.00	87	15,558,070	5.8	7.03	63.2	634
65.01 - 70.00	99	15,582,585	5.8	7.28	68.1	609
70.01 - 75.00	134	21,638,905	8.0	7.62	73.8	626
75.01 - 80.00	363	56,690,793	21.0	7.71	79.5	633
80.01 - 85.00	145	20,611,263	7.6	8.28	84.4	631
85.01 - 90.00	217	27,839,219	10.3	8.43	89.6	640
90.01 - 95.00	204	13,649,163	5.1	9.95	94.7	629
95.01 - 100.00	1,487	64,187,975	23.8	10.86	99.9	642
Total:	2,987	269,933,425	100.0	8.57	80.5	633

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Prepay Penalty in Years	Loans	Balance	Balance	%	%	FICO
0.00	1,595	87,240,038	32.3	9.90	89.0	630
1.00	123	17,538,623	6.5	8.58	76.1	631
2.00	303	23,108,037	8.6	9.14	87.4	635
3.00	963	141,653,010	52.5	7.65	74.8	635
5.00	3	393,717	0.1	7.79	56.6	584
Total:	2,987	269,933,425	100.0	8.57	80.5	633

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Documentation Type	Loans	Balance	Balance	%	%	FICO
Full	2,636	230,565,235	85.4	8.47	81.0	633
Reduced	124	12,565,400	4.7	8.84	80.9	628
Stated Income / Stated Assets	227	26,802,791	9.9	9.25	76.4	637
Total:	2,987	269,933,425	100.0	8.57	80.5	633

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Occupancy Status	Loans	Balance	Balance	%	%	FICO
Primary	2,884	257,025,470	95.2	8.59	80.8	632
Second Home	11	3,048,215	1.1	7.13	75.0	659
Investor	92	9,859,741	3.7	8.30	75.4	669
Total:	2,987	269,933,425	100.0	8.57	80.5	633

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
State	Loans	Balance	Balance	%	%	FICO
California	308	51,997,579	19.3	7.87	76.7	656
Florida	283	35,354,601	13.1	8.09	76.0	628
New York	140	17,679,862	6.5	8.58	75.5	637
Texas	255	17,057,555	6.3	8.63	80.7	617
Maryland	92	11,795,317	4.4	8.27	79.6	634
Arizona	92	9,944,391	3.7	8.34	79.5	634
Virginia	84	9,544,543	3.5	8.05	80.7	637
Ohio	107	7,515,283	2.8	8.81	84.8	623
New Jersey	52	6,971,400	2.6	8.44	77.9	646
Illinois	97	6,720,477	2.5	9.66	83.8	614
Minnesota	112	6,649,154	2.5	8.68	86.1	640
Pennsylvania	75	6,322,768	2.3	8.64	84.4	629
Massachusetts	45	4,924,104	1.8	9.01	77.2	633
Nevada	52	4,749,501	1.8	8.77	80.2	629
Washington	67	4,687,375	1.7	9.42	87.8	630
Other	1,126	68,019,515	25.2	9.24	85.6	623
Total:	2,987	269,933,425	100.0	8.57	80.5	633

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Purpose	Loans	Balance	Balance	%	%	FICO
Purchase	1,504	83,271,978	30.8	9.87	92.7	641
Refinance - Rate Term	271	20,563,929	7.6	9.20	85.1	638
Refinance - Cashout	1,212	166,097,518	61.5	7.84	73.8	629
Total:	2,987	269,933,425	100.0	8.57	80.5	633

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Product	Loans	Balance	Balance	%	%	FICO
Fixed Balloon 30/15	365	32,441,391	12.0	8.31	86.4	644
Fixed Balloon 40/30	31	5,998,611	2.2	7.98	74.8	627
Fixed Rate	2,591	231,493,424	85.8	8.62	79.8	632
Total:	2,987	269,933,425	100.0	8.57	80.5	633

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Property Type	Loans	Balance	Balance	%	%	FICO
Single Family Residence	2,517	228,395,817	84.6	8.52	80.2	631
PUD	178	14,321,859	5.3	8.88	85.5	635
2 Family	100	12,687,729	4.7	8.55	78.0	656
Condo	176	11,958,282	4.4	9.22	85.8	649
3-4 Family	16	2,569,738	1.0	7.81	71.4	668
Total:	2,987	269,933,425	100.0	8.57	80.5	633

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Interest Only Period (Months)	Loans	Balance	Balance	%	%	FICO
0	2,964	263,674,257	97.7	8.60	80.7	632
60	23	6,259,169	2.3	7.21	71.2	673
Total:	2,987	269,933,425	100.0	8.57	80.5	633

*

Note, for second liens, CLTV is employed in this calculation.